Exhibit 4.01

LEHMAN BROTHERS HOLDINGS INC.

Exchange Rate Adjusted Absolute Buffer Notes Linked to a Basket of
the Dow Jones EURO STOXX 50® Index, the FTSE 100 Index®, the TOPIX® Index
and the S&P®/ASX 200 Index Due January 31, 2011

Number R-1	$1,864,000
ISIN US524908UK46	CUSIP 524908UK4

See Reverse for Certain Definitions

THIS SECURITY (THIS “SECURITY”) IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF.  UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN CERTIFICATED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO SUCH DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.  UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TO LEHMAN BROTHERS HOLDINGS INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

LEHMAN BROTHERS HOLDINGS INC., a corporation duly organized and existing under the laws of the State of Delaware (hereinafter called the “Company”), for value received, hereby promises to pay to CEDE & CO. or registered assigns, at the office or agency of the Company in the Borough of Manhattan, The City of New York, on the Maturity Date, in such coin or currency of the United States of America at the time of payment shall be legal tender for the payment of public and private debts, for each $1,000 principal amount of the Securities represented hereby, an amount equal to the Payment at Maturity.  THE SECURITIES REPRESENTED HEREBY SHALL NOT BEAR ANY INTEREST.

Any amount payable on the Maturity Date hereon will be paid only upon presentation and surrender of this Security.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS SECURITY SET FORTH ON THE REVERSE HEREOF WHICH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH AT THIS PLACE.

Each Basket Index is a trademark of the sponsor of such Basket Index and has been licensed for use by the Company.  The Securities, linked to the performance of the Basket Indices, are not sponsored, endorsed, sold or promoted by the sponsors of the Basket Indices and the sponsors of the Basket Indices make no representation regarding the advisability of investing in the Securities.

This Security shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee under the Indenture referred to on the reverse hereof.

IN WITNESS WHEREOF, Lehman Brothers Holdings Inc. has caused this instrument to be signed by its Chairman of the Board, its President, its Vice Chairman, its Chief Financial Officer, one of its Vice Presidents or its Treasurer, by manual or facsimile signature under its corporate seal, attested by its Secretary or one of its Assistant Secretaries by manual or facsimile signature.

Dated: January 31, 2007	LEHMAN BROTHERS HOLDINGS INC.

	By:	/s/ James J. Killerlane III
Vice President

Attest:	/s/ Jin Lee
Assistant Secretary

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

CITIBANK, N.A.
  as Trustee

By:	/s/ Wafaa Orfy
Authorized Officer

Reverse of Security

This Security is one of a duly authorized series of Securities of the Company designated as Exchange Rate Adjusted Absolute Buffer Notes Linked to a Basket of the Dow Jones EURO STOXX 50® Index, the FTSE 100 Index®, the TOPIX® Index and the S&P®/ASX 200 Index Due January 31, 2011 (herein called the “Securities”).  The Company may, without the consent of the holders of the Securities, create and issue additional notes ranking equally with the Securities and otherwise similar in all respects so that such further notes shall be consolidated and form a single series with the Securities; provided that no additional notes can be issued if an Event of Default has occurred with respect to the Securities.  This series of Securities is one of an indefinite number of series of debt securities of the Company, issued and to be issued under an indenture, dated as of September 1, 1987, as amended (herein called the “Indenture”), duly executed and delivered by the Company and Citibank N.A., as trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities.

The Payment at Maturity, at the request of the Trustee, shall be determined by the Calculation Agent pursuant to the Calculation Agency Agreement. The Trustee shall fully rely on the determination by the Calculation Agent of the Payment at Maturity and shall have no duty to make any such determination. The Calculation Agent will provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, of the Payment at Maturity on or prior to 11:00 a.m. on the Business Day preceding the Maturity Date.

All calculations with respect to the Ending Basket Level, the Basket Return and the Final Local Currency Index Level and Final USD Index Level of each Basket Index will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., ..876545 would be rounded to .87655); all dollar amounts related to determination of the payment per $1,000 principal amount Security on the Maturity Date, if any, will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., ..76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of Securities per Holder will be rounded to the nearest cent, with one-half cent rounded upward.

This Security is not subject to any sinking fund.

If an Event of Default with respect to the Securities shall occur and be continuing, the amounts payable on all of the Securities may be declared due and payable in the manner and with the effect provided in the Indenture.  The amount payable to the Holder hereof upon any acceleration permitted under the Indenture will be equal to the Payment at Maturity calculated as though the date of acceleration were the Observation Date. If the maturity of the Securities is accelerated because of an Event of Default, the Company shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to The Depository Trust Company of the cash amount due with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of each series of Securities at the time Outstanding to be affected (each series voting as a class), evidenced as in the Indenture provided, to execute supplemental indentures adding any provisions to, or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the holders of the Securities of all such series; provided, however, that no such supplemental indenture shall, among other things, (i) change the fixed maturity of any Security, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, if any, or reduce any premium payable on redemption, or make the principal thereof, or premium, if any, or interest thereon, if any, payable in any coin or currency other than that hereinabove provided, without the consent of the holder of each Security so affected, or (ii) change the place of payment on any Security, or impair the right to institute suit for payment on any Security, or reduce the aforesaid percentage of Securities, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of each Security so affected.  It is also provided in the Indenture that, prior to any declaration accelerating the maturity of any series of Securities, the holders of a majority in aggregate principal amount of the Securities of such series Outstanding may on behalf of the holders of all the Securities of such series waive any past default or Event of Default under the Indenture with respect to such series and its consequences, except a default in the payment of interest, if any, or the principal of, or premium, if any, on any of the Securities of such series, or in the payment of any sinking fund installment or analogous obligation with respect to Securities of such series.  Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future holders and owners of this Security and any Securities which may be issued in exchange or substitution hereof, irrespective of whether or not any notation thereof is made upon this Security or such other Securities.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the Payment at Maturity with respect to this Security.

The Securities are issuable in denominations of $1,000 and any whole multiples of $1,000.

The Company, the Trustee, and any agent of the Company or of the Trustee may deem and treat the registered holder (the “Holder”) hereof as the absolute owner of this Security (whether or not this Security shall be overdue and notwithstanding any notation of ownership or other writing hereon), for the purpose of receiving payment hereof, or on account hereof, and for all other purposes and neither the Company nor the Trustee nor any agent of the Company or of the Trustee shall be affected by any notice to the contrary.  All such payments made to or upon the order of such registered holder shall, to the extent of the sum or sums paid, effectually satisfy and discharge liability for moneys payable on this Security.

No recourse for the payment of the principal of, premium, if any, or interest on this Security, or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture or any indenture supplemental thereto or in any Security, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the Corporate Trust Office or agency in a Place of Payment for this Security, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Securities of this series or of like tenor and of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Company intends to treat, and by purchasing this Security, the Holder agrees to treat, for all tax purposes, this Security as a cash-settled financial contract giving rise to capital gain or loss, rather than as a debt instrument.

THE INDENTURE AND THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Definitions

Set forth below are definitions of the terms used in this Security.

“Basket” shall mean the basket initially composed of the Basket Indices.

“Basket Closing Level” shall mean, with respect to any day, the sum of the products of the Final USD Index Level of each Basket Index on that day and the applicable Basket Index Weight for such Basket Index.

“Basket Index” shall initially mean any one of the Dow Jones EURO STOXX 50® Index, as calculated, published and disseminated by STOXX Limited, the FTSE 100 Index®, as calculated, published and disseminated by FTSE International Limited, the TOPIX® Index, as calculated, published and disseminated by the Tokyo Stock Exchange, Inc., and the S&P®/ASX 200 Index, as calculated, published and disseminated by Standard & Poor’s Australian Index Committee and “Basket Indices” shall have the correlative meaning.

“Basket Index Weight” of each Basket Index shall initially be as follows:

Basket Index
Basket Index	Weight
The Dow Jones EURO STOXX 50 Index	0.0681541
The FTSE 100 Index	0.0258015
The TOPIX Index	16.8115322
The S&P/ASX 200 Index	0.0180688

The Basket Index Weights shall be subject to adjustment by the Calculation Agent pursuant to the Calculation Agency Agreement.

“Basket Return” shall equal the following:

Ending Basket Level — Starting Basket Level
Starting Basket Level

“Buffer Amount” shall mean 20%.

“Business Day”, notwithstanding any provision in the Indenture, shall mean any day that is not a Saturday or Sunday and that is not a day on which banking institutions in the City of New York are authorized or obligated by law to close.

“Calculation Agency Agreement” shall mean the Calculation Agency Agreement, dated as of December 21, 2006 between the Company and the Calculation Agent, as amended from time to time, or any successor calculation agency agreement.

“Calculation Agent” shall mean the person that has entered into an agreement with the Company providing for, among other things, the determination of the Payment at Maturity, which term shall, unless the context otherwise requires, include its successors and assigns.  The initial Calculation Agent shall be Lehman Brothers Inc.

“Closing Level,” as determined by the Calculation Agent, shall mean, with respect to any Trading Day, in the case of any Basket Index or any Successor Index, the official closing level of such Basket Index or Successor Index, as the case may be, published following the regular official weekday close of trading of such Basket Index or Successor Index, as the case may be, on such day or as determined by the Calculation Agent pursuant to the Calculation Agency Agreement as described below under “Discontinuation of a Basket Index; Alteration of Method of Calculation”.

 “Closing Price” of a security, on any particular day, means the last reported sales price for that security on the Relevant Exchange at the scheduled weekday closing time of the regular trading session of the Relevant Exchange.  If, however, the security is not listed or traded on a bulletin board, then the Closing Price of the security will be determined using the average execution price per share that an affiliate of the Company pays or receives upon the purchase or sale of the security used to hedge the Company’s obligations under the Securities.

“Company” shall have the meaning set forth on the face of this Security.

“Ending Basket Level” shall equal the Basket Closing Level on the Observation Date.

“Final USD Index Level” of each Basket Index shall be the product of the Final Local Currency Index Level of such Basket Index and the Final Exchange Rate with respect to such Basket Index.

“Final Local Currency Index Level” of each Basket Index shall equal the Closing Level of such Basket Index on the Observation Date.

“Final Exchange Rate” for the Euro is the mid-market exchange rate between the Euro and the U.S. dollar as displayed on Bloomberg Financial Markets page “EUR <Index> <GO>” (or its equivalent successor if such page is not available) as of 4:30 p.m. (London time) on the Observation Date, expressed as the number of U.S. dollars per Euro.

The Final Exchange Rate for the British Pound is the mid-market exchange rate between the British Pound and the U.S. dollar as displayed on Bloomberg Financial Markets page “GBP <Index> <GO>” (or its equivalent successor if such page is not available) as of 4:30 p.m. (London time) on the Observation Date, expressed as the number of U.S. dollars per British Pound.

The Final Exchange Rate for the Japanese Yen is the mid-market exchange rate between the Japanese Yen and the U.S. dollar as displayed on Bloomberg Financial Markets page “JPY <Index> <GO>” (or its equivalent successor if such page is not available) as of 4:30 p.m. (London time) on the Observation Date, expressed as the number of U.S. dollars per Japanese Yen.

The Final Exchange Rate for the Australian dollar is the mid-market exchange rate between the Australian dollar and the U.S. dollar as displayed on Bloomberg Financial Markets page “AUD <Index> <GO>” (or its equivalent successor if such page is not available) as of 4:30 p.m. (London time) on the Observation Date, expressed as the number of U.S. dollars per Australian dollar.

“Holder” shall have the meaning set forth on the reverse of this Security.

“Indenture” shall have the meaning set forth on the reverse of this Security.

“Market Disruption Event”, with respect to any Basket Index or any Successor Index shall mean any of the following events has occurred on any day as determined by the Calculation Agent:

(1)           a suspension, absence or material limitation of trading of stocks then constituting 20% or more of the level of the Basket Index (or the relevant Successor Index) on the Relevant Exchanges for such securities at any time during the one hour period preceding the close of the principal trading session on such Relevant Exchange;

(2)           a breakdown or failure in the price and trade reporting systems of the primary market of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the level of the Basket Index (or the relevant Successor Index) at any time during the one hour period preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate;

(3)            a suspension, absence or material limitation of trading on any major securities exchange for trading in futures or options contracts related to the Basket Index (or the relevant Successor Index) at any time during the one hour period preceding the close of the principal trading session on such exchange; or

(4)           a decision to permanently discontinue trading in the relevant futures or options contracts.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in a Basket Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Basket Index shall be based on a comparison of:

(1)           the portion of the level of the Basket Index attributable to that security relative to

(2)           the overall level of the Basket Index,

in each case immediately before that suspension or limitation.

For purposes of determining whether a Market Disruption Event has occurred:

(1)           a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market;

(2)           limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the Calculation Agent in its sole discretion) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

(3)           a suspension of trading in futures or options contracts on a Basket Index by the primary securities market trading in such contracts by reason of (i) a price change exceeding limits set by such exchange or market, (ii) an imbalance of orders relating to such contracts, or (iii) a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to such Basket Index; and

(4)           a suspension, absence or material limitation of trading on any Relevant Exchange or on the primary market on which futures or options contracts related to a Basket

Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

“Maturity Date” shall mean January 31, 2011, unless that day is not a Business Day, in which case the amount equal to the Payment at Maturity will be made on the next succeeding Business Day following January 31, 2011; provided, that if due to a non-Trading Day or a Market Disruption Event, the Observation Date is postponed so that it falls less than three Business Days prior to the scheduled Maturity Date, the Maturity Date will be the third Business Day following the Observation Date, as postponed.

“NYSE” shall mean The New York Stock Exchange, Inc.

“Observation Date” shall mean January 26, 2011; provided, that if an Observation Date is not a Trading Day or if there is a Market Disruption Event on such day with respect to a Basket Index, the Calculation Agent will: (1) with respect to each Basket Index for which such day is a Trading Day and for which a Market Disruption Event has not occurred, determine the Closing Level of the Basket Index for use in calculating the Final Local Currency Index Levelby reference to the Closing Level of the Basket Index on that Trading Day; and (2) with respect to each Basket Index for which such day is not a Trading Day or for which a Market Disruption Event has occurred, determine the Closing Level of the Basket Index for use in calculating the Final Local Currency Index Levelby reference to the Closing Level of the Basket Index on the next Trading Day for the Basket Index on which there is not a Market Disruption Event; provided, however, if a Market Disruption Event with respect to the Basket Index occurs on each of the eight Trading Days following the scheduled Observation Date, then the Calculation Agent shall determine the Closing Level of that Basket Index for use in calculating the Final Local Currency Index Levelbased upon its good faith estimate of the Closing Level of the Basket Index on that eighth Trading Day.

“Payment at Maturity,” as calculated by the Calculation Agent, for each $1,000 principal amount Security, shall equal:

•                  If the Basket Return is positive, $1,000 + ($1,000 x the Upside Participation Rate x the Basket Return).

•                  If the Basket Return is zero, $1,000.

•                  If the Basket Return is negative and the Ending Basket Level is below the Starting Basket Level by an amount equal to or less than the Buffer Amount, $1,000 + ($1,000 x the absolute value of the Basket Return).

•                  If the Basket Return is negative and the Ending Basket Level is below the Starting Basket Level by an amount more than the Buffer Amount, $1,000 + ($1,000 x the Basket Return).

“Place of Payment” shall mean the place or places where the Payment at Maturity on the Securities is payable.

“Relevant Exchange” shall mean, for any security (or any combination thereof) then included in any Basket Index or any Successor Index, the primary exchange, quotation system (which includes bulletin board services) or other market of trading for such security.

“Securities” shall have the meaning set forth on the reverse of this Security.

“Security” shall have the meaning set forth on the face of this Security.

“Starting Basket Level” shall equal $1,000.

“Successor Index” shall have the meaning specified under “Discontinuation of a Basket Index; Alteration of Method of Calculation.”

“Trading Day,” with respect to each Basket Index, means a day, as determined by the Calculation Agent, on which trading is generally conducted on (i) the Relevant Exchanges for securities underlying the Basket Index and (ii) the exchanges on which futures or options contracts related to the Basket Index are traded, other than a day on which trading on such Relevant Exchange or exchange on which such securities, futures or options contracts are traded is scheduled to close prior to its scheduled weekday closing time.

“Trustee” shall have the meaning set forth on the reverse of this Security.

“Upside Participation Rate” shall mean 128.0%.

All terms used but not defined in this Security are used herein as defined in the Calculation Agency Agreement or the Indenture.

Calculation Agent

The Calculation Agent will determine, among other things, the Final Local Currency Index Level of each Basket Index, the Final Exchange Rate applicable to each Basket Index, the Final USD Index Level of each Basket Index, the Ending Basket Level, the Basket Return and the Payment at Maturity, if any. In addition, the Calculation Agent will determine whether there has been a Market Disruption Event or a discontinuation of any Basket Index and whether there has been a material change in the method of calculating any of the Basket Indices. All calculations, determinations or adjustments made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Holders and on the Company. The Company may appoint a different Calculation Agent from time to time after the date of the original issue of the Securities without Holders’ consent and without notifying Holders.

Discontinuation of a Basket Index; Alteration of Method of Calculation

If the sponsor of a Basket Index discontinues publication of such Basket Index and such sponsor or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Basket Index (a “Successor Index”), then any Basket Index Closing Level will be determined by reference to the level of such Successor Index at the close of trading on the Relevant Exchange or market for the Successor Index on the Observation Date. Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be promptly furnished to the Trustee, to the Company and to the Holders.

If the sponsor of a Basket Index discontinues publication of such Basket Index prior to, and such discontinuation is continuing on, the Observation Date and the Calculation Agent determines, in its sole discretion, that no Successor Index is available at such time, or the Calculation Agent has previously selected a Successor Index and publication of such Successor Index is discontinued prior to, and such discontinuation is continuing on, the Observation Date, or if such sponsor (or the publisher of any Successor Index) fails to calculate and publish a Closing Level for such Basket Index (or any Successor Index) on any date when it would ordinarily do so in accordance with its customary practice, then the Calculation Agent will determine the Basket Index Closing Level for such date.  The Basket Index Closing Level will be computed by the Calculation Agent in accordance with the formula for and method of calculating such Basket Index or Successor Index, as applicable, last in effect prior to such discontinuation or failure to calculate or publish a Closing Level for such Basket Index or Successor Index, as applicable, using the Closing Price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the Closing Price that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising such Basket Index or Successor Index, as applicable.

If at any time the method of calculating a Basket Index or a Successor Index, or the level thereof, is changed in a material respect, or if a Basket Index or a Successor Index is in any other way modified so that such Basket Index or Successor Index does not, in the opinion of the Calculation Agent, fairly represent the level of the Basket Index or Successor Index had such changes or modifications not been made, then the Calculation Agent will, at the close of business in New York City on each date on which such Basket Index Closing Level is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a level of a stock index comparable to such Basket Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Closing Level with reference to such Basket Index or such Successor Index, as adjusted.  Accordingly, if the method of calculating such Basket Index or a Successor Index is modified so that the level of such Basket Index or such Successor Index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in such Basket Index), then the Calculation Agent will adjust its calculation of such Basket Index or such Successor Index in order to arrive at a level of such Basket Index or such Successor Index as if there had been no such modification (e.g., as if such split had not occurred).

The following abbreviations, when used in the inscription on the face of the within Security, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM -	as tenants in common	UNIF GIFT MIN ACT - Custodian
			(Cust)	(Minor)
TEN ENT -	as tenants by the entireties	under Uniform Gifts to Minors
JT TEN -	as joint tenants with right of	Act
	Survivorship and not as tenants in		(State)
common

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

PLEASE INSERT SOCIAL SECURITY OR OTHER
IDENTIFYING NUMBER OF ASSIGNEE

(Name and Address of Assignee, including zip code, must be printed or typewritten.)

the within Security, and all rights thereunder, hereby irrevocably constituting and appointing to transfer the said Security on the books of the Company, with full power of substitution in the premises.

Dated:

NOTICE:  The signature to this assignment must correspond with the name as it appears upon the face of the within Security in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED MEDALLION SIGNATURE GUARANTEE PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15.